Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of our reports dated March 29, 2010 relating to the consolidated financial statements of Ivanhoe Mines Ltd. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of Ivanhoe Mines Ltd.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2009.
Independent Registered Chartered Accountants
Vancouver, Canada
December 16, 2010